Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 28, 2016	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings for the First Quarter of 2016

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today announced earnings for the first quarter of 2016. Net earnings for the first quarter of 2016 were $34.7 million or $0.50 per diluted share as compared to net earnings of $34.6 million or $0.50 per diluted share for the first quarter of 2015. Before-tax earnings for the first quarter of 2016 were $52.6 million, an increase of $2.7 million or 5% from $49.9 million for the first quarter of 2015.

“United’s earnings continue to be strong compared to most other regional banking companies in the USA,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “This consistent solid financial performance has enabled United to be one of only two major banking companies in the USA to increase dividends for 42 consecutive years.”

United’s first quarter of 2016 results produced an annualized return on average assets of 1.13% and an annualized return on average equity of 8.06%. These returns compare favorably to the most recently reported average return on assets of 0.92% and average return on equity of 7.97% for the year of 2015 reported by United’s Federal Reserve peer group (bank holding companies with total assets over $10 billion). United’s annualized returns on average assets and average equity were 1.16% and 8.38%, respectively, for the first quarter of 2015.

Tax-equivalent net interest income of $99.8 million for the first quarter of 2016 was an increase of $3.5 million or 4% from the first quarter of 2015. This increase was due mainly to higher average earning assets. Average earning assets for the first quarter of 2016 increased $232.0 million or 2% from the first quarter of 2015. Average net loans increased $338.4 million or 4% while average investment securities declined $108.3 million or 8%. The first quarter of 2016 average yield on earning assets increased 3 basis points from the first quarter of 2015 due mainly to increased interest accretion on acquired loans. Partially offsetting the increases to tax-equivalent net interest income for the first quarter of 2016 was an increase of 2 basis points in the average cost of funds primarily due to higher market interest rates as compared to the first quarter of 2015. The net interest margin of 3.64% for the first quarter of 2016 was an increase of 3 basis points from the net interest margin of 3.61% for the first quarter of 2015.

United Bankshares, Inc. Announces...

April 28, 2016

Page Two

On a linked-quarter basis, United’s tax-equivalent net interest income for the first quarter of 2016 was relatively flat from the fourth quarter of 2015, increasing $944 thousand or less than 1% due mainly to an increase in the average yield on earning assets. The yield on average earning assets for the first quarter of 2016 increased 9 basis points from the fourth quarter of 2015 due mainly to higher market interest rates. Average earning assets were relatively flat, decreasing $24.4 million or less than 1% from the fourth quarter of 2015. Average net loans increased $103.5 million or 1% while average short-term investments and average investment securities decreased $101.9 million or 16% and $26.0 million or 2%, respectively. Partially offsetting the increases to tax-equivalent net interest income for the first quarter of 2016 was an increase of a basis point in the average cost of funds as compared to the fourth quarter of 2015. The net interest margin of 3.64% for the first quarter of 2016 was an increase of 8 basis points from the net interest margin of 3.56% for the fourth quarter of 2015.

For the quarters ended March 31, 2016 and 2015, the provision for loan losses was $4.0 million and $5.4 million, respectively. Net charge-offs were $4.3 million for the first quarter of 2016, down from net charge-offs of $5.3 million for the first quarter of 2015. Annualized net charge-offs as a percentage of average loans were 0.18% for the first quarter of 2016 as compared to 0.31% for United’s Federal Reserve peer group for the year of 2015. On a linked-quarter basis, the provision for loans losses decreased $2.3 million while net charge-offs decreased $1.8 million from the fourth quarter of 2015.

Noninterest income for the first quarter of 2016 was $16.4 million, which was a decrease of $1.8 million or 10% from the first quarter of 2015. The decrease was due to lower fees from deposit services as a result of the Durbin Amendment being effective for United on July 1, 2015. The Durbin Amendment, passed as part of the Dodd-Frank financial reform legislation, limits fees for debit card processing paid by merchants to banking companies with assets in excess of $10 billion. Fees from deposit services for the first quarter of 2016 declined $1.8 million from the first quarter of 2015 due mainly to lower income on debit card transactions.

On a linked-quarter basis, noninterest income for the first quarter of 2016 decreased $1.7 million or 10% from the fourth quarter of 2015. This decrease was partially due to a decrease of $612 thousand in income from bank-owned life insurance policies due to a death benefit in the fourth quarter of 2015. In addition, fees from deposit services declined $723 thousand as a result of a decrease in overdraft fees and $660 thousand in fees from bankcard services due to a decline in volume, both due to seasonality. Partially offsetting these decreases was an increase of $344 thousand in income from trust and brokerage services due to an increase in volume.

Noninterest expense for the first quarter of 2016 was $58.1 million, which was relatively flat from the first quarter of 2015, increasing $401 thousand or less than 1%. Employee compensation increased $2.0 million due to increased base salaries and employees’ incentives while other real estate owned (OREO) expense decreased $464 thousand due mainly to fewer losses on sales of OREO properties. Included in noninterest expense for the first quarter of 2015 was a charge of $1.3 million related to historical tax credits.

United Bankshares, Inc. Announces...

April 28, 2016

Page Three

On a linked-quarter basis, noninterest expense for the first quarter of 2016 was relatively flat from the fourth quarter of 2015, decreasing $562 thousand or less than 1%. This slight decrease was due primarily to decreases in employee compensation of $2.2 million due mainly to fewer employees (seasonality and open positions) and less incentives expense. In addition, employee benefits expense decreased $402 thousand due to lower pension expense. Partially offsetting these decreases were increases of $677 thousand in net occupancy expense due to increased real property taxes and $499 thousand in the expense associated with the reserve for lending-related commitments.

For the first quarter of 2016, income tax expense was $17.9 million as compared to $15.3 million for the first quarter of 2015. The increase was primarily due to the historical tax credits recognized in the first quarter of 2015. On a linked-quarter basis, income tax expense increased $1.0 million due to a higher effective tax rate. United’s effective tax rate was approximately 34.0% for the first quarter of 2016 and 30.7% and 33.5% for the first and fourth quarters of 2015, respectively.

United’s asset quality continues to be sound. At March 31, 2016, nonperforming loans were $124.9 million, or 1.33% of loans, net of unearned income down slightly from nonperforming loans of $126.7 million or 1.35% of loans, net of unearned income, at December 31, 2015. As of March 31, 2016, the allowance for loan losses was $75.5 million or 0.80% of loans, net of unearned income, as compared to $75.7 million or 0.81% of loans, net of unearned income, at December 31, 2015. United’s allowance for loan losses as a percentage of non-acquired loans, net of unearned income at March 31, 2016 was 0.98% as compared to 1.00% at December 31, 2015. Total nonperforming assets of $153.9 million, including OREO of $29.0 million at March 31, 2016, represented 1.22% of total assets.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 12.9% at March 31, 2016 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 9.9%, 12.1% and 10.8%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

United has consolidated assets of approximately $12.6 billion with 128 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2016 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2016 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

United Bankshares, Inc. Announces...

April 28, 2016

Page Four

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, the allowance for loan losses as a percentage of non-acquired loans, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

In accordance with accounting rules, United is unable to carry-over an acquired banking company’s previously established allowance for loan losses because acquired loans are recorded at fair value. Therefore, due to this acquisition accounting impact on the allowance for loans losses as well as loans, net of unearned income, management believes that excluding acquired loans in the calculation of the allowance for loan losses as a percentage of loans, net of unearned income reflects the difference in the accounting rules for acquired loans and originated loans as well as provides for improved comparability to prior periods and to other financial institutions without acquired loans.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2016	March 31 2015	December 31 2015
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$109,989	$106,118	$108,918
Interest expense	10,212	9,800	10,085

Net interest income, taxable equivalent (non-GAAP)	99,777	96,318	98,833
Taxable equivalent adjustment	1,493	1,569	1,678

Net interest income (GAAP)	98,284	94,749	97,155
Provision for loan losses	4,035	5,354	6,322
Noninterest income	16,392	18,191	18,125
Noninterest expense	58,056	57,655	58,618

Income before income taxes	52,585	49,931	50,340
Income taxes	17,879	15,304	16,864

Net income	$34,706	$34,627	$33,476

PER COMMON SHARE:
Net income:
Basic	$0.50	$0.50	$0.48
Diluted	0.50	0.50	0.48
Cash dividends	0.33	0.32	0.33
Book value	24.89	24.17	24.61
Closing market price	$36.70	$37.58	$36.99
Common shares outstanding:
Actual at period end, net of treasury shares	69,706,341	69,437,341	69,603,097
Weighted average- basic	69,497,489	69,207,508	69,431,787
Weighted average- diluted	69,714,121	69,476,844	69,737,451
FINANCIAL RATIOS:
Return on average assets	1.13%	1.16%	1.07%
Return on average shareholders’ equity	8.06%	8.38%	7.68%
Average equity to average assets	14.02%	13.80%	13.97%
Net interest margin	3.64%	3.61%	3.56%

	March 31 2016	March 31 2015	December 31 2015
PERIOD END BALANCES:
Assets	$12,606,884	$12,141,519	$12,577,944
Earning assets	11,268,979	10,780,177	11,243,862
Loans, net of unearned income	9,378,393	9,043,111	9,384,080
Loans held for sale	5,395	8,881	10,681
Investment securities	1,207,310	1,294,364	1,204,182
Total deposits	9,324,568	9,076,644	9,341,527
Shareholders’ equity	1,735,037	1,678,058	1,712,635

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March 2016	March 2015	December 2015

Interest & Loan Fees Income (GAAP)	$108,496	$104,549	$107,240
Tax equivalent adjustment	1,493	1,569	1,678

Interest & Fees Income (FTE) (non-GAAP)	109,989	106,118	108,918
Interest Expense	10,212	9,800	10,085

Net Interest Income (FTE) (non-GAAP)	99,777	96,318	98,833
Provision for Loan Losses	4,035	5,354	6,322
Non-Interest Income:
Fees from trust & brokerage services	4,869	4,892	4,525
Fees from deposit services	7,973	9,773	8,696
Bankcard fees and merchant discounts	838	814	1,498
Other charges, commissions, and fees	429	478	497
Income from bank owned life insurance	1,180	1,273	1,792
Mortgage banking income	728	545	634
Other non-interest revenue	371	404	454
Net other-than-temporary impairment losses	0	(34)	(13)
Net gains on sales/calls of investment securities	4	46	42

Total Non-Interest Income	16,392	18,191	18,125

Non-Interest Expense:
Employee compensation	22,279	20,268	24,431
Employee benefits	6,603	6,803	7,005
Net occupancy	6,253	6,529	5,576
Data processing	3,551	3,743	3,675
Amortization of intangibles	745	855	855
OREO expense	649	1,113	610
FDIC expense	2,120	2,094	2,114
Other expenses	15,856	16,250	14,352

Total Non-Interest Expense	58,056	57,655	58,618

Income Before Income Taxes (FTE) (non-GAAP)	54,078	51,500	52,018
Tax equivalent adjustment	1,493	1,569	1,678

Income Before Income Taxes (GAAP)	52,585	49,931	50,340
Taxes	17,879	15,304	16,864

Net Income	$34,706	$34,627	$33,476

MEMO: Effective Tax Rate	34.00%	30.65%	33.50%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 31 2016 Q-T-D Average	March 31 2015 Q-T-D Average	March 31 2016	December 31 2015

Cash & Cash Equivalents	$667,631	$668,175	$904,841	$857,335
Securities Available for Sale	1,061,101	1,168,324	1,068,252	1,066,334
Securities Held to Maturity	39,085	39,146	39,058	39,099
Other Investment Securities	94,835	95,817	100,000	98,749

Total Securities	1,195,021	1,303,287	1,207,310	1,204,182

Total Cash and Securities	1,862,652	1,971,462	2,112,151	2,061,517

Loans Held for Sale	6,083	6,545	5,395	10,681
Commercial Loans	7,063,371	6,846,563	7,068,819	7,096,595
Mortgage Loans	1,843,646	1,802,880	1,839,398	1,843,518
Consumer Loans	473,391	391,550	484,983	458,839

Gross Loans	9,380,408	9,040,993	9,393,200	9,398,952
Unearned Income	(15,054)	(14,769)	(14,807)	(14,872)

Loans, Net of Unearned Income	9,365,354	9,026,224	9,378,393	9,384,080
Allowance for Loan Losses	(75,674)	(75,351)	(75,490)	(75,726)
Goodwill	710,252	709,947	710,252	710,252
Other Intangibles	17,497	20,873	17,095	17,840

Total Intangibles	727,749	730,820	727,347	728,092
Real Estate Owned	33,638	38,894	28,981	32,228
Other Assets	429,136	440,692	430,107	437,072

Total Assets	$12,348,938	$12,139,286	$12,606,884	$12,577,944

MEMO: Earning Assets	$11,009,263	$10,777,299	$11,268,979	$11,243,862

Interest-bearing Deposits	$6,586,241	$6,442,066	$6,531,997	$6,641,569
Noninterest-bearing Deposits	2,662,307	2,507,695	2,792,571	2,699,958

Total Deposits	9,248,548	8,949,761	9,324,568	9,341,527
Short-term Borrowings	278,342	371,508	417,082	423,028
Long-term Borrowings	1,022,868	1,077,454	1,035,071	1,015,249

Total Borrowings	1,301,210	1,448,962	1,452,153	1,438,277
Other Liabilities	67,504	65,154	95,126	85,505

Total Liabilities	10,617,262	10,463,877	10,871,847	10,865,309

Preferred Equity	—	—	—	—
Common Equity	1,731,676	1,675,409	1,735,037	1,712,635

Total Shareholders’ Equity	1,731,676	1,675,409	1,735,037	1,712,635

Total Liabilities & Equity	$12,348,938	$12,139,286	$12,606,884	$12,577,944

MEMO: Interest-bearing Liabilities	$7,887,451	$7,891,028	$7,984,150	$8,079,846

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2016	March 2015	December 2015
Quarterly Share Data:
Earnings Per Share:
Basic	$0.50	$0.50	$0.48
Diluted	$0.50	$0.50	$0.48
Common Dividend Declared Per Share	$0.33	$0.32	$0.33
High Common Stock Price	$37.85	$38.88	$43.13
Low Common Stock Price	$32.22	$33.25	$35.78
Average Shares Outstanding (Net of Treasury Stock):
Basic	69,497,489	69,207,508	69,431,787
Diluted	69,714,121	69,476,844	69,737,451
Memorandum Items:
Tax Applicable to Security Sales/Calls	$1	$17	$15
Common Dividends	$23,001	$22,211	$22,967
Dividend Payout Ratio	66.27%	64.14%	68.61%

	March 2016	March 2015	December 2015
EOP Share Data:
Book Value Per Share	$24.89	$24.17	$24.61
Tangible Book Value Per Share (1)	$14.46	$13.64	$14.15
52-week High Common Stock Price	$43.43	$38.88	$43.43
Date	07/23/15	03/18/15	07/23/15
52-week Low Common Stock Price	$32.22	$28.19	$33.25
Date	02/11/16	05/07/14	01/30/15
EOP Shares Outstanding (Net of Treasury Stock):	69,706,341	69,437,341	69,603,097
Memorandum Items:
EOP Employees (full-time equivalent)	1,670	1,708	1,701
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$1,735,037	$1,678,058	$1,712,635
Less: Total Intangibles	(727,347)	(730,657)	(728,092)

Tangible Equity (non-GAAP)	$1,007,690	$947,401	$984,543
÷ EOP Shares Outstanding (Net of Treasury Stock)	69,706,341	69,437,341	69,603,097
Tangible Book Value Per Share (non-GAAP)	$14.46	$13.64	$14.15

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended
March 2016	March 2015	December 2015

Selected Yields and Net Interest Margin:
Net Loans	4.34%	4.35%	4.31%
Investment Securities	3.01%	2.93%	2.84%
Money Market Investments/FFS	0.48%	0.26%	0.32%
Average Earning Assets Yield	4.01%	3.98%	3.92%
Interest-bearing Deposits	0.42%	0.43%	0.43%
Short-term Borrowings	0.31%	0.25%	0.24%
Long-term Borrowings	1.22%	1.01%	1.14%
Average Liability Costs	0.52%	0.50%	0.51%
Net Interest Spread	3.49%	3.48%	3.41%
Net Interest Margin	3.64%	3.61%	3.56%
Selected Financial Ratios:
Return on Average Common Equity	8.06%	8.38%	7.68%
Return on Average Assets	1.13%	1.16%	1.07%
Loan / Deposit Ratio	100.58%	99.63%	100.46%
Allowance for Loan Losses/ Loans, net of unearned income	0.80%	0.84%	0.81%
Allowance for Loan Losses/ Non-acquired Loans, net of unearned income (1)	0.98%	1.09%	1.00%
Allowance for Credit Losses (2)/ Loans, net of unearned income	0.82%	0.85%	0.82%
Nonaccrual Loans / Loans, net of unearned income	0.99%	0.84%	0.97%
90-Day Past Due Loans/ Loans, net of unearned income	0.08%	0.18%	0.12%
Non-performing Loans/ Loans, net of unearned income	1.33%	1.26%	1.35%
Non-performing Assets/ Total Assets	1.22%	1.25%	1.26%
Primary Capital Ratio	14.28%	14.36%	14.14%
Shareholders’ Equity Ratio	13.76%	13.82%	13.62%
Price / Book Ratio	1.47	x	1.56	x	1.50	x
Price / Earnings Ratio	18.43	x	18.85	x	18.67	x
Efficiency Ratio	50.63%	51.05%	50.85%
Notes:
(1) Allowance for Loan Losses (GAAP)	$75,490	$75,573	$75,726
Loans, net of unearned income (GAAP)	9,378,393	9,043,111	9,384,080
Less: Acquired Loans (non-GAAP)	(1,698,353)	(2,115,605)	(1,791,023)

Non-Acquired Loans, net of unearned income (non-GAAP)	$7,680,040	$6,927,506	$7,593,057
Allowance for Loan Losses/ Non-acquired Loans, Net of Unearned Income (non-GAAP)	0.98%	1.09%	1.00%

(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	March 2016	March 2015	December 2015
Asset Quality Data:
EOP Non-Accrual Loans	$92,901	$75,872	$91,189
EOP 90-Day Past Due Loans	7,891	16,288	11,628
EOP Restructured Loans (2)	24,156	22,191	23,890

Total EOP Non-performing Loans	$124,948	$114,351	$126,707
EOP Other Real Estate & Assets Owned	28,981	37,550	32,228

Total EOP Non-performing Assets	$153,929	$151,901	$158,935

	Three Months Ended
	March 2016	March 2015	December 2015
Allowance for Credit Losses:(1)
Beginning Balance	$76,662	$77,047	$76,658
Provision for Credit Losses (3)	4,292	5,311	6,080

	80,954	82,358	82,738
Gross Charge-offs	(6,946)	(6,108)	(7,357)
Recoveries	2,675	798	1,281

Net Charge-offs	(4,271)	(5,310)	(6,076)

Ending Balance	$76,683	$77,048	$76,662

Notes:	(1) Includes allowances for loan losses and lending-related commitments.

(2)    Restructured loans with an aggregate balance of $11,450, $9,716 and $11,949 at March 31, 2016, March 31, 2015 and December 31, 2015, respectively, were on nonaccrual status, but are not included in the “EOP Non-Accrual Loans.”

(3) Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.